Exhibit 10.2

Margaret M. Pego Senior Vice President-Human Resources and Chief Human Resources Officer	Human Resources 80 Park Plaza, T21, Newark, NJ 07102 tel: 973-430-7243 fax: 973-643-6063 email: Margaret.Pego@pseg.com

May 3, 2011

Mr. Randall E. Mehrberg

80 Park Plaza,

Newark, New Jersey 07101

Dear Randy,

This letter serves as an Addendum to your offer letter dated June 30, 2008 regarding the treatment of certain equity awards granted to you under the Long-Term Incentive Plan (“LTIP”).

Any award of stock options, restricted stock units and/or performance stock units granted to you under the LTIP through, and including the 2016 award (which based on the Company’s current practice would be granted in December 2015) and earned shall fully vest (without proration) if on or after September 8, 2012 and before January 1, 2017, you (i) resign to hold a position with a governmental entity or other employer approved by the Company’s CEO, (ii) retire and the CEO approves full vesting, (iii) die, (iv) become Disabled (as defined under the LTIP), or (v) are involuntarily terminated by the Company without cause. For the avoidance of any doubt, the 2017 award granted in December 2016 (based on the Company’s current practice) will not be subject to the foregoing treatment and the terms of the grant agreement will apply.

Stock options that become vested pursuant to this Addendum shall be immediately exercisable for the lesser of (i) the remaining term of the stock option, or (ii) five years following your termination from employment.

The distribution date of restricted stock units that becomes vested pursuant to this Addendum shall be the distribution date that is specified in the restricted stock unit award agreement. For the avoidance of any doubt, the distribution date of an award shall not be accelerated as a result of the vesting of the restricted stock unit awards under this Addendum.

The distribution date of performance stock units that becomes vested pursuant to this Addendum shall be the distribution date that is specified in the performance stock unit awards agreement (i.e., the end of the performance cycle).

If the foregoing is in accordance with your understanding please sign the enclosed copy of this letter and return it to me.

Sincerely,

/s/ Margaret M. Pego
Margaret M. Pego Senior Vice President-Human Resources and Chief Human Resources Officer

Agreed to this 4th day of May 2011

/s/ Randall E. Merhberg
Randall E. Mehrberg